EXHIBIT 10.6

Darkstar Ventures Inc.

410 Park Avenue, 15th Floor

New York, NY 10022

June 10, 2014

First Line Capital, LLC

Re: Promissory Note dated March 13, 2012

Gentlemen:

Reference is hereby made to the Promissory Note dated March 13, 2012 (the "Note"), as extended by the letter agreement dated October 8, 2013. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Note.

Holder hereby agrees and acknowledges that notwithstanding the terms of the Note, the Maturity Date of the Note is March 31, 2015. The parties further agree and acknowledge that from March 31, 2014 through the date hereof, the Note was in default.

As of the date hereof, Borrower agrees and acknowledges that the amount of principal outstanding under the Note is $90,690 and the amount of accrued interest thereon is $12,580.66.

For purposes of clarity and to remove any ambiguity, Borrower and Holder agree that there is no maximum amount that the Holder has agreed to fund pursuant to the Note and no minimum amounts of increments.

This amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein without giving effect to conflict of law principles.

After the date hereof, any and all references to the Note shall include the terms of this agreement.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this agreement to our attention, whereupon this agreement shall become a valid and binding agreement between us in accordance with the terms hereof.

DARKSTAR VENTURES INC.

By:	/s/ Chizkiyahu Lapin
Name:	Chizkiyahu Lapin
Title:	CEO

AGREED AND ACCEPTED:

FIRST LINE CAPITAL, LLC

By:	/s/ Daniel Hirsch
Name:	Daniel Hirsch
Title:	Managing Partner